Exhibit 5.1

[Omnicom Letterhead]

October 19, 2007

Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022

Re:     Registration Statement on Form S-8; 37,000,000 Shares of Common Stock $0.15 Par Value Per Share Issued Pursuant to the Omnicom Group Inc. 2007 Incentive Award Plan

Ladies and Gentlemen:

     I am acting as counsel for Omnicom Group Inc., a New York corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the proposed issuance by the Company of 37,000,000 shares of the Company’s common stock, par value $0.15 per share (the “Shares”), pursuant to the 2007 Incentive Award Plan (the “Plan” ).

     In rendering this opinion, I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable, provided that such consideration is at least equal to the stated par value of the Shares.

     My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the Business Corporation Law of the State of New York, including the applicable provisions of the Constitution of the State of New York and the reported judicial decisions interpreting such law. I express no opinion with respect to any other law of the State of New York or any other jurisdiction.

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to applicable provisions of the Securities Act of 1933, as amended (the “Act”). I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement to effect registration of the Shares under the Act. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Michael J. O'Brien
 __________________________
Michael J. O'Brien

General Counsel